EXHIBIT 99.1

   Gastar Exploration Announces Completion of Wildman Trust #2 Well

    HOUSTON--(BUSINESS WIRE)--Feb. 15, 2007--Gastar Exploration Ltd. (AMEX:GST and TSX:YGA) announced today initial completion results on the Wildman Trust #2 well. The well has been completed in one Bossier zone and was placed on sales on February 13, 2007 at an initial gross rate of approximately 8.0 MMcfd. An additional Bossier zone in the Wildman Trust #2 well is being evaluated for completion and co-mingling later this quarter. Gastar has a 67% after casing point working interest and an approximate 50% net revenue interest in the well.

    Commenting on the results, J. Russell Porter, Gastar's President & CEO, stated, "We are pleased to have the Wildman Trust #2 well on production. We also are moving forward with completion operations on the Williams #1 and the John Parker #2 wells. The continued successful exploitation of the Bossier formation on our acreage and on surrounding acreage by ConocoPhillips and EnCana Corporation confirms the deep Bossier as a maturing resource play with tremendous upside potential."

    Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a balanced strategy combining select higher risk, deep natural gas exploration prospects with lower risk coal bed methane (CBM) development. The Company owns and operates exploration and development acreage in the Deep Bossier gas play of East Texas. Gastar's CBM activities are conducted within the Powder River Basin of Wyoming and upon the approximate 3.0 million gross acres controlled by Gastar and its joint development partners in Australia's Gunnedah Basin, PEL 238 and Gastar's Gippsland Basins located in New South Wales and Victoria, respectively.

    Safe Harbor Statement and Disclaimer:

    This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words "expects", "projects", "plans", and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in the Company's Annual Report on Form 10-K, as filed on March 31, 2006 with the United States Securities and Exchange Commission at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

    The American Stock Exchange and Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.

    CONTACT: Gastar Exploration Ltd., Houston
             J. Russell Porter, 713-739-1800
             FAX: 713-739-0458
             rporter@gastar.com
             www.gastar.com